Exhibit 99.1

Corrective Press Release

ZBB ENERGY CLARIFIES SECURITY PURCHASE AGREEMENT WITH SOCIUS
Investment will provide financial flexibility, as-needed access to capital

For Immediate Release

Milwaukee, WI — August 30, 2010 — ZBB Energy Corporation (NYSE Amex: ZBB), a leading developer of intelligent, renewable energy power platforms, clarifies the complete operation of the Securities Purchase Agreement with Socius CG II, Ltd. (“Socius”). Under the Securities Purchase Agreement, ZBB has the right over a term of two years, subject to certain conditions, to require Socius to purchase, in separate tranches, up to $10 million of redeemable subordinated debentures and/or shares of redeemable Series A preferred stock.

The initial draw request has not yet been issued to Socius.  The Company has the ability to use its existing effective shelf registration statement on Form S-3, which was declared effective on May 13, 2009 (File No. 333-156941) (the “Registration Statement”) to register approximately $1.4 million of securities which is expected to be sufficient to cover the shares of common stock issuable to Socius in connection with the initial tranche.  As a result, the Company will be able to initiate the first tranche under the Amended and Restated Securities Purchase Agreement when it determines it is advantageous to do so. The Company can either utilize this capacity for its first draw or wait until its registration statement on Form S-1 covering the shares issuable under the Securities Purchase Agreement is declared effective by the SEC. The key terms and operating limits within the Securities Purchase Agreement include:

The debentures bear interest at an annual rate of 10% and the shares of Series A preferred stock accumulated dividends at the same rate.  Both the debentures and the shares of Series A preferred stock are redeemable at the Company’s election at any time after the one-year anniversary of issuance.  Neither the debentures nor the Series A preferred shares are convertible into common stock.  Shares of Series A preferred stock are not yet authorized. Upon authorization, any outstanding debentures will be automatically converted into shares of Series A preferred stock.

With each tranche, Socius will be obligated to exercise warrants to purchase shares of the Company's common stock valued at 35% of the tranche amount which will be automatically exercised on the tranche notice date. The exercise price of the warrants will equal the closing bid price of the Company's common stock on the day prior to delivery of the tranche notice.  In addition, Socius will be obligated to purchase additional shares of common stock valued at 100% of the amount of the tranche for a per share price equal to the exercise price of the warrants associated with the tranche.  Socius has the option to pay the purchase price for the warrant and the additional investment shares in cash or with a four-year promissory note bearing a 2% annual interest rate.

ZBB’s ability to submit a tranche notice is subject to certain conditions including that: (1) a registration statement covering the sale of shares of common stock to Socius in connection with the tranche is effective and (2) the issuance of such shares would not result in Socius and its affiliates beneficially owning more than 9.99% of our common stock.

Under the terms of the Agreement, ZBB Energy will pay Socius a commitment fee in the form of shares of common stock or cash.  The amount of the commitment fee will be $500,000 if it is paid in cash and $588,235 if it is paid in shares of common stock.  Payment of the commitment fee will occur 50% at the time of the first tranche and 50% at the time of the second tranche.

Funding under the Securities Purchase Agreement with Socius is subject to the satisfaction of a number of conditions, including the effectiveness of a registration statement with the Securities and Exchange Commission relating to the common stock issuable under the Securities Purchase Agreement.

This news release corrects and supplements the news release relating to the Securities Purchase Agreement issued by the Company on August 30, 2010.  This news release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE AMEX: ZBB) provides distributed intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. This platform solves a wide range of electrical system challenges in global markets for various types of sites with utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems ("ZESS POWR™"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices also located in Perth, Western Australia.

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including statements relating to ZBB’s growth, are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including historical volatility and low trading volume of our stock, the risks and uncertainties inherent in the early stages of growth companies, the company’s need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com